Exhibit 10.9

EXCLUSIVE TECHNICAL CONSULTING AND SERVICES AGREEMENT

This Exclusive Technical Consulting and Services Agreement (the “Agreement”) is entered into as of December 19, 2006 by and between the following parties:

The PRC Subsidiary:

21ViaNet China Inc.

Address: B 28 UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016, the PRC

The ISP Entities:

21ViaNet System Limited

Address: BOE Science Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC

21ViaNet Broadband Limited

Address:	Room 411, 4th Floor, Science and Technology Building of Electronic Plaza, No. 12 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC

WHEREAS:

(1) The PRC Subsidiary, a wholly foreign-owned enterprise registered in the People’s Republic of China (the “PRC”) under the laws of the PRC, provides technical consulting and services as part of its permitted business in the PRC.

(2) Each of the ISP Entities is a limited liability company registered in the PRC, and is licensed by the competent governmental authorities to carry on the business of value-added telecommunication services (the “Business”).

(3) The ISP Entities require such technical consulting and services to satisfy the needs in their Business. The PRC Subsidiary therefore agrees to provide technical consulting and related services (the “Services”) to the ISP Entities.

NOW THEREFORE, the parties through mutual negotiations agree as follows:

1.	Technical Consulting and Services; Exclusivity

1.1 During the term of this Agreement, the PRC Subsidiary agrees to, as the exclusive provider of the Services to the ISP Entities, provide the Services as further specified in Appendix 1 hereto to the ISP Entities in relation to their Business.

1.2 Each of the ISP Entities hereby agrees to accept the Services to be provided by the PRC Subsidiary. Each of the ISP Entities further agrees that, during the term of this Agreement, the Service shall be exclusively sourced by it from the PRC Subsidiary and it shall not engage any third party to provide services the same as, similar to or comparable to or may replace the Services for such Business without the prior written consent of the PRC Subsidiary.

1.3 The PRC Subsidiary shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the provision of Services under this Agreement, including, without limitation, any copyrights, patent, know-how, trade secrets and otherwise, whether developed by the PRC Subsidiary or as improvements or derivatives resulting from the PRC Subsidiary’s intellectual property becoming known to, possessed under or developed by the ISP Entities.

2.	Calculation and Payment of the Fee for Technical Consulting and Services (the “Fee”)

The parties agree that the Fee under this Agreement shall be determined according to Appendix 2.

The ISP Entities agree to mortgage the receivables of their business operations and all of their assets as at the execution date of this Agreement to the PRC Subsidiary as a security interest for the Fee. To the extent required by PRC laws and regulations, such security interests shall be registered with relevant governmental authorities.

3.	Representations and Warranties

3.1 The PRC Subsidiary hereby represents and warrants as follows:

3.1.1 the PRC Subsidiary is a company duly registered and validly existing under the laws of the PRC;

3.1.2 the PRC Subsidiary has full right, power, authority and capacity and all consents and approvals of any other third party or government necessary to execute and perform this Agreement, which shall not conflict with any enforceable and effective laws or contracts binding on or applicable to the PRC Subsidiary;

3.1.3 once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding obligation of the PRC Subsidiary enforceable against it in accordance with its terms.

3.2 Each of the ISP Entities hereby represents and warrants as follows:

3.2.1 each of the ISP Entities is a limited liability company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of value-added telecommunication services.

3.2.2 each of the ISP Entities has full right, power, authority and capacity and all consents and approvals of any other third party or government necessary to execute and perform this Agreement, which shall not conflict with any enforceable and effective laws or contracts binding on or applicable to the ISP Entities.

3.2.3 except as disclosed, each of the ISP Entities has all licenses required under PRC Laws for its due and proper establishment and operation and is in full force and effect.

3.2.4 once the Agreement has been duly executed by both parties, it will constitute a legal, valid and binding obligation of the ISP Entities enforceable against it in accordance with its terms.

4.	Confidentiality

4.1 Each of the ISP Entities agrees to protect and maintain the confidentiality of all of the technical and commercial data and information of the PRC Subsidiary acknowledged or received by the ISP Entities in connection with the Services provided by the PRC Subsidiary pursuant to this Agreement (collectively the “Confidential Information”). Each of the ISP Entities shall not disclose or transfer any Confidential Information to any third party without the PRC Subsidiary’s prior written consent. Upon termination or expiration of this Agreement, each of the ISP Entities shall, at the PRC Subsidiary’s option, return any and all documents, information or software containing any such Confidential Information to the PRC Subsidiary or destroy it, delete all of such Confidential Information from any electronic device, and cease to use it.

4.2 It is agreed that this Section 4 shall survive after any amendment, expiration or termination of this Agreement for a period of 5 years.

5.	Indemnity

Each of the ISP Entities shall jointly and severally indemnify and hold harmless the PRC Subsidiary from and against any loss, damage, obligation and cost arising out of any litigation, claim or other legal procedure against the PRC Subsidiary resulting from the provision of the technical consulting and services requested by the ISP Entities.

6.	Effective Date and Term

6.1 This Agreement shall be executed and come into effect as of the date first set forth above (the “Effective Date”). The term of this Agreement is 10 years, unless earlier terminated or extended as set forth in this Agreement

6.2 This Agreement may be extended only if the PRC Subsidiary gives its written consent to the extension of this Agreement before the expiration of this Agreement and on such terms as may be determined in the discretion of the PRC Subsidiary

7.	Termination

7.1 Termination or Expiration

This Agreement shall expire on the tenth anniversary of the Effective Date unless this Agreement is extended as set forth above or terminated earlier as set forth below.

7.2 Early Termination

During the term of this Agreement, only the PRC Subsidiary may terminate this Agreement by giving a written notice to the ISP Entities at least 10 days prior to such termination.

7.3 Survival.

Articles 4 and 5 shall survive after the termination or expiration of this Agreement.

8.	Dispute Resolution

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by three arbitrators appointed in accordance with rules currently effective of such arbitration commission. The place of arbitration shall be in Beijing. The language of the arbitration shall be in English

9.	Force Majeure

9.1 Force Majeure shall refer to any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care, including acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the control of a party. The party affected by Force Majeure shall notify the other party about the release without delay.

9.2 In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only to the extent within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to use their best efforts to resume performance of this Agreement.

10.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

The PRC Subsidiary:	21ViaNet China Inc.
B 28 UBP, 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016,
the PRC

The ISP Entities:	21ViaNet System Limited
BOE Science Park, No. 10 Jiuxianqiao Road, Chaoyang District,
Beijing, the PRC

21ViaNet Broadband Limited
Room 411, 4th Floor, Science and Technology Building of Electronic
Plaza, No. 12 Jiuxianqiao Road, Chaoyang District, Beijing, the PRC

11.	No Assignment

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that the PRC Subsidiary may assign any right, interest or obligation hereunder to its Affiliates. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. For the purpose of this Agreement, “Affiliate” means any legal or natural person (the “Person”) that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

12.	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added as a part of this Agreement a mutually acceptable, legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with PRC laws, without giving effect to the choice of law rules thereof.

15.	Miscellaneous

This Agreement is executed in three (3) copies in English.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

The PRC Subsidiary:
21 ViaNet China Inc. Authorized Representative: Chen Sheng Title: DIRECTOR

The ISP Entities:
21ViaNet System Limited Authorized Representative: Chen Sheng

21ViaNet Broadband Limited Authorized Representative: Zhang Jun

Appendix 1: The list of Technical Consulting and Services

The PRC Subsidiary shall provide the following technical consulting and services to the ISP Entities:

1. Internet technology services; and

2. Management consulting services.

Appendix 2: Calculation and Payment of the Fee for Technical Consulting and Services

The ISP Entities shall pay a technical consulting and service fee (the “Fees”) equals to the product of (i) an hourly rate of CNY 1000.00 and (ii) number of hours spent in provision of such services. The PRC Subsidiary may, in its sole discretion, adjust the fees for the technical consulting and services provided to the ISP Entities.

The Fees shall be paid within 5 days upon submission of an invoice by the PRC Subsidiary to the ISP Entities on a monthly basis.